Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

RADNOR, PA – February 20, 2012 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months and full year ended December 31, 2011, and provided financial guidance for 2012.

Full Year 2011 Results

Full year 2011 highlights and results, with comparisons to full year 2010 results, included the following:

•	EBITDA of $242.9 million as compared to $197.5 million.

•

Distributable cash flow (“DCF”), after a $26.9 million provision for replacement capital expenditures, of $143.8 million as compared to $141.6 million. The 2011 DCF reflects PVR’s initiative to recognize the ongoing reserve replacement capital requirements of the business. There was no corresponding recognition of replacement capital requirements for the 2010 DCF.

•	Adjusted net income of $84.1 million as compared to $77.7 million.

•	Average daily natural gas throughput volumes of 495 MMcfd as compared to 355 MMcfd.

•	Coal royalty tons of 38.4 million as compared to 34.5 million.

Fourth Quarter Results

Fourth quarter 2011 highlights and results, with comparisons to fourth quarter 2010 results, included the following:

•	EBITDA of $58.9 million as compared to $60.5 million.

•

Distributable cash flow (“DCF”), after a $6.7 million provision for replacement capital expenditures, of $36.7 million as compared to $42.6 million. There was no corresponding recognition of replacement capital requirements for the fourth quarter 2010 DCF.

•	Adjusted net income of $18.3 million as compared to $25.7 million.

EBITDA, distributable cash flow, and adjusted net income are all non-GAAP measures. Reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

PVR Announces Fourth Quarter 2011 Results	Page 2

Management Comment

“We are pleased that total fourth quarter midstream throughput was almost 50% higher than the same period last year,” said William H. Shea, Jr., CEO of PVR’s general partner. “The increased volumes gathered on our Marcellus Systems helped offset some of the impact of our temporary capacity constraints in the Panhandle region.

“With the recent completion of Phase II of our Marcellus Lycoming System, we expect midstream volumes to continue to grow in 2012. The just completed expansion of our Marcellus Wyoming System, the completion of our joint venture water pipeline in Lycoming County to deliver fresh water to Marcellus producers for well completions, and contracting with additional producers in the Marcellus, are all anticipated to positively impact our 2012 midstream results,” said Mr. Shea.

“In our Panhandle System in Texas and Oklahoma, we expect the first quarter completion of our 60 MMcfd Antelope Hills Phase I expansion to alleviate the remaining capacity constraints there. Additionally, the expected completion of the 60 MMcfd Antelope Hills Phase II expansion by mid-year 2012 positions us to capture additional volumes from the continued strong drilling activity in the liquids-rich Granite Wash region of the Panhandle.

“Our coal and natural resources business also contributed significantly to our fourth quarter results,” continued Mr. Shea. “Segment revenues for the quarter increased more than 17% from a year ago, as higher average coal sales prices boosted the average royalty rate per ton.

“These results, combined with our positive outlook for 2012, led us to increase our cash distribution to $2.04 per unit on an annualized basis,” concluded Mr. Shea.

Natural Gas Midstream Segment

The natural gas midstream segment reported fourth quarter 2011 results, with comparisons to fourth quarter 2010 results, as follows:

•

Quarterly natural gas midstream system average throughput volumes of 595 million cubic feet (“MMcf”) per day, as compared to 398 MMcf per day. The growth came primarily from new business on the Marcellus Systems, where volumes increased to 156 MMcf per day from 22 MMcf per day, and on our Panhandle System, where volumes increased to 341 MMcf per day from 245 MMcf per day.

•	Midstream gross margin of $37.7 million as compared to $42.1 million.

•

Midstream gross margin, including the cash impact of midstream derivatives, of $33.4 million, as compared to $40.5 million. The $7.1 million decrease was primarily due to our temporary capacity constraints on the Panhandle System, and our on-going transition to lower-risk, lower margin, percent-of-proceeds and fee-based contracts.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported fourth quarter 2011 results, with comparisons to fourth quarter 2010 results, as follows:

•	Coal royalty tons were essentially constant at 8.9 million tons.

PVR Announces Fourth Quarter 2011 Results	Page 3

•

Coal royalties revenue of $38.4 million, or $4.33 per ton, as compared to $32.3 million, or $3.64 per ton. The Middle Fork assets that were acquired in January 2011 contributed $2.0 million in coal royalties and 0.3 million tons of coal production to fourth quarter 2011 results.

During the fourth quarter of 2011, operating income for the coal and natural resource management segment increased by $3.8 million, or 18 percent, to $25.4 million from $21.6 million in the prior year quarter. Total revenues increased by $6.6 million, or 17 percent, to $44.5 million from $37.9 million in the prior year quarter, primarily due to higher average coal royalties per ton.

Expansion Projects Update

Construction of Phase II of our Marcellus Lycoming System has been completed and began flowing gas in early February. Current average daily volumes on the Lycoming System are approximately 95 MMcfd. We anticipate construction of Phase III will commence in the second quarter of 2012.

In mid-February we completed construction of an additional dehydration unit on our Marcellus Wyoming System, which expanded capacity to approximately 154 MMcfd. Current average daily volumes on the Wyoming System are approximately 120 MMcfd.

The 60 MMcfd Phase I expansion of our Antelope Hills plant on the Panhandle System is anticipated to commence operations in early March. The Phase II 60 MMcfd expansion to Antelope Hills is currently expected to be completed by mid-year 2012.

In February our joint venture with Aqua America, Inc. (NYSE: WTR) completed construction of the first portion of the 18-mile long initial segment of the water pipeline project to deliver fresh water to producers in Lycoming County, Pennsylvania. Water deliveries are scheduled to commence in early March.

Cash Distribution

As previously announced, the Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly cash distribution of $0.51 per unit that was paid on February 13, 2012 to unitholders of record as of February 6, 2012. The distribution, $2.04 on an annualized basis, represents an increase of 2.0% over the prior quarter distribution and an 8.5% increase over the distribution paid in the comparable period of the prior year.

Capital Investment and Resources

We spent approximately $106.4 million on internal growth projects during the fourth quarter of 2011, including $49.5 million in the Marcellus Shale. We currently expect to invest in the range of $200-$250 million in internal growth capital during 2012. Growth capital will be invested across our operations on well connects and capacity expansions on the Panhandle System, as well as extensions to our Marcellus Systems.

As of December 31, 2011, we had borrowings of $541.0 million under our $1.0 billion revolving credit facility, with remaining borrowing capacity of $459.0 million.

PVR Announces Fourth Quarter 2011 Results	Page 4

Financial Guidance for 2012

We anticipate full year 2012 EBITDA in the range of $260-$280 million and full year 2012 distributable cash flow, net of maintenance and replacement capital, in the range of $160-$180 million. The guidance for 2012 is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision for acquisitions or operating environment changes. EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Merger Impact and Units Outstanding

The reported financial results include the impact of the merger with Penn Virginia GP Holdings, L.P., (“PVG”) completed on March 10, 2011. Because PVR’s equity-funded merger with PVG has been treated as a reverse merger for accounting purposes, the historical results reported for periods prior to the completion of the merger are those of PVG. Fourth quarter 2011 average units outstanding also reflect the additional 8,050,000 units sold in our most recent equity offering. As a result, the diluted weighted average number of LP units outstanding increased from 38.3 million in the fourth quarter of 2010 to 76.2 million in the fourth quarter of 2011.

Fourth Quarter 2011 Financial and Operational Results Conference Call

A conference call and webcast during which management will discuss fourth quarter 2011 financial and operational results, is scheduled for Tuesday, February 21, 2012 at 11:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, and other members of company management will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on to our website, www.pvrpartners.com. An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through February 27 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10008957.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include approximately 4,400 miles of natural gas gathering pipelines and 7 processing systems with approximately 420 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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PVR Announces Fourth Quarter 2011 Results	Page 5

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$242,313	$204,802	$965,211	$702,164
Coal royalties	38,369	32,261	162,915	130,349
Other	7,092	8,334	31,849	31,623

Total revenues	287,774	245,397	1,159,975	864,136

Expenses
Cost of gas purchased	204,642	162,702	817,937	577,813
Operating	14,499	11,926	57,611	44,243
General and administrative	9,780	10,228	41,480	44,595
Depreciation, depletion and amortization	24,019	21,117	89,376	75,900

Total expenses	252,940	205,973	1,006,404	742,551

Operating income	34,834	39,424	153,571	121,585

Other income (expense)
Interest expense	(10,481)	(10,223)	(44,287)	(35,591)
Derivatives	(7,153)	(10,979)	(13,442)	(22,493)
Interest income and other	117	32	501	686

Net income	$17,317	$18,254	$96,343	$64,187
Net loss (income) attributable to noncontrolling interests (pre-merger)	—	(8,372)	664	(27,043)

Net income attributable to Penn Virginia Resource Partners’, L.P.	$17,317	$9,882	$97,007	$37,144

Basic and diluted net income per limited partner unit	$0.23	$0.26	$1.45	$0.97

Weighted average units outstanding, basic and diluted (in thousands)	76,207	38,293	66,342	38,293

Other data:

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,856	8,867	38,357	34,512
Average coal royalties ($ per ton)	$4.33	$3.64	$4.25	$3.78

Natural gas midstream segment:
Daily throughput volumes (MMcfd)	595	398	495	355
Gross margin (in thousands)	$37,671	$42,100	$147,274	$124,351

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$8,640	$15,964
Accounts receivable	101,340	97,787
Other current assets	5,640	5,900

Total current assets	115,620	119,651
Property, plant and equipment, net	1,282,297	971,046
Other long-term assets	196,075	213,508

Total assets	$1,593,992	$1,304,205

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$124,082	$103,845
Deferred income	3,416	4,360
Derivative liabilities	12,042	19,516

Total current liabilities	139,540	127,721
Derivative liabilities	—	5,107
Other long-term liabilities	31,748	28,727
Senior notes	300,000	300,000
Revolving credit facility	541,000	408,000
Partners’ capital	581,704	434,650

Total liabilities and partners’ capital	$1,593,992	$1,304,205

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$17,317	$18,254	$96,343	$64,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	24,019	21,117	89,376	75,900
Commodity derivative contracts:
Total derivative losses included in net income	7,153	10,979	13,442	23,583
Cash payments to settle derivatives for the period	(6,211)	(3,582)	(25,688)	(10,075)
Non-cash interest expense	1,044	1,035	5,779	5,278
Non-cash unit-based compensation	1,040	148	3,845	6,172
Equity earnings, net of distributions received	3,825	774	8,460	3,274
Other	(76)	(153)	(985)	(875)
Changes in operating assets and liabilities	(89)	(10,953)	(242)	11,006

Net cash provided by operating activities	48,022	37,619	190,330	178,450

Cash flows from investing activities
Acquisitions, net of cash acquired	(23,868)	(7,006)	(146,003)	(24,876)
Additions to property, plant and equipment	(88,803)	(41,267)	(230,599)	(99,240)
Other	(183)	344	2,375	1,329

Net cash used in investing activities	(112,854)	(47,929)	(374,227)	(122,787)

Cash flows from financing activities
Net proceeds from issuance of partners’ capital	189,164	—	189,164	—
Distributions to partners	(35,600)	(30,621)	(135,296)	(122,024)
Proceeds from issuance of senior notes	—	—	—	300,000
Proceeds from (repayments of) borrowings, net	(94,000)	43,000	133,000	(212,100)
Purchase of PVR limited partner units	—	—	—	(1,092)
Cash paid for debt issuance costs	—	—	(3,675)	(19,177)
Cash paid for merger	—	(4,620)	(6,620)	(4,620)

Net cash provided by (used in) financing activities	59,564	7,759	176,573	(59,013)

Net increase (decrease) in cash and cash equivalents	(5,268)	(2,551)	(7,324)	(3,350)
Cash and cash equivalents - beginning of period	13,908	18,515	15,964	19,314

Cash and cash equivalents - end of period	$8,640	$15,964	$8,640	$15,964

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,		Guidance Range
	2011	2010	2011	2010	Full Year 2012
Reconciliation of GAAP “Operating Income” to Non-GAAP “EBITDA”
Operating income	$34,834	$39,424	$153,571	$121,585	$165,000	$175,000
Depreciation, depletion and amortization	24,019	21,117	89,376	75,900	95,000	105,000

EBITDA (a)	$58,853	$60,541	$242,947	$197,485	$260,000	$280,000

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$17,317	$18,254	$96,343	$64,187	$110,000	$120,000
Depreciation, depletion and amortization	24,019	21,117	89,376	75,900	95,000	105,000
Commodity derivative contracts:
Derivative losses included in net income	7,153	10,979	13,442	23,583	1,000	5,000
Cash payments to settle derivatives for the period	(6,211)	(3,582)	(25,688)	(10,075)	(8,000)	(13,000)
Equity earnings from joint ventures, net of distributions	3,825	774	8,460	3,274	3,000	6,000
Maintenance capital expenditures	(2,679)	(4,939)	(11,211)	(15,296)	(14,000)	(16,000)
Replacement capital expenditures	(6,725)	—	(26,900)	—	(27,000)	(27,000)

Distributable cash flow (b)	$36,699	$42,603	$143,822	$141,573	$160,000	$180,000

Distribution to Partners:

PVG limited partners	$—	$15,239	$15,239	$60,565
PVR limited partners (c)	35,491	15,348	119,679	61,019
PVR phantom units (d)	109	34	378	440

Total cash distribution paid during the period	$35,600	$30,621	$135,296	$122,024

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$17,317	$18,254	$96,343	$64,187
Adjustments for derivatives:
Derivative losses (gains) included in net income	7,153	10,979	13,442	23,583
Cash payments to settle derivatives for the period	(6,211)	(3,582)	(25,688)	(10,075)

Net income, as adjusted (e)	$18,259	$25,651	$84,097	$77,695

(a)	EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the coal and natural gas midstream industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus DD&A, plus impairments, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support the quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	PVR limited partner unit distributions represent distributions paid to public unitholders and not units owned by PVG prior to the Merger.
(d)	Phantom unit grants were made under our long-term incentive plan. Service based phantom units receive nonforfeitable distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(e)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Coal royalties	$38,369	$32,261	$162,915	$130,349
Coal services	2,100	1,854	8,839	7,830
Timber	1,197	1,773	5,031	6,261
Oil and gas royalties	928	651	3,944	2,651
Other	1,930	1,399	8,224	5,397

Total revenues	44,524	37,938	188,953	152,488

Expenses
Operating	5,352	3,767	17,167	11,437
General and administrative	4,531	3,827	18,682	17,046
Depreciation, depletion and amortization	9,199	8,728	37,177	30,873

Total expenses	19,082	16,322	73,026	59,356

Operating income	$25,442	$21,616	$115,927	$93,132

Additions to property, plant and equipment and acquisitions	$23,605	$7,468	$134,503	$25,751

	Natural Gas Midstream
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$242,313	$204,802	$965,211	$702,164
Other	937	2,657	5,811	9,484

Total revenues	243,250	207,459	971,022	711,648

Expenses
Cost of gas purchased	204,642	162,702	817,937	577,813
Operating	9,147	8,159	40,444	32,806
General and administrative	5,249	4,878	22,798	23,235
Depreciation, depletion and amortization	14,820	12,389	52,199	45,027

Total expenses	233,858	188,128	933,378	678,881

Operating income	$9,392	$19,331	$37,644	$32,767

Additions to property, plant and equipment and acquisitions	$89,066	$40,805	$242,099	$98,365

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of December 31, 2011

	Average Volume Per Day	Swap Price	Weighted Average Price
			Put (a)	Call (b)

NGL - natural gasoline collar	(gallons)		(per gallon)
First quarter 2012 through fourth quarter 2012	54,000		$1.75	$2.02

Crude swap	(barrels)	(per barrel)
First quarter 2012 through fourth quarter 2012	600	$88.62

Natural gas purchase swap	(MMBtu)	(MMBtu)
First quarter 2012 through fourth quarter 2012	4,000	$5.195

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, our natural gas midstream gross margin and operating income in 2012 would decrease or increase by approximately $4.3 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income in 2012 would increase or decrease by approximately $5.5 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.